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                                  EXHIBIT 14.5


                               IN-PERSON PAYMENTS
                         ELECTRONIC PAYMENT SPECIALISTS
                                IPP OEM Agreement

This agreement, dated as of ________________, 2004 (the "Agreement"), is entered into by and between _____________________________________ a ____________________
corporation whose principal place of business is _______________________________ __________________________________________________________ (the "OEM") and PP of
America, Inc., a New Jersey corporation, whose principal place of business is 22 Riverview Drive, Wayne, NJ 07470 ("IPP").

WHEREAS, IPP has developed a leading nationally recognized network of neighborhood-based payment centers ("Payment Centers") that provide reliable and safe electronic payment services and pre-paid telecommunication products to cash paying customers utilizing its proprietary software (the "Services");

WHEREAS, the OEM has developed a leading nationally recognized network of Point of Sale terminals (the "P05 Devices") that enables the marketing and sale of a variety of financial products and services to customers utilizing its proprietary software;

WHEREAS, in order to promote the expansion of IPP, IPP wishes to integrate certain of its Services (the "Marketed Services") with the OEM's POS Devices, subject to the terms and conditions of this Agreement, the Service Level Standards, and the Marketing Plan (as defined in Article I hereof);

WHEREAS, in order to promote the expansion of the OEM, the OEM wishes to integrate the Marketed Services into Its POS Devices, subject to the terms and conditions of this Agreement, the Service Level Standards, and the Marketing Plan;

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   Article I.

                                   DEFINITIONS

         "Agents" shall mean officers, directors, employees, affiliates, representatives or agents;

         "Agreement" shall have the meaning set forth in the preamble hereof;

         "Assigned Retailer" shall have the meaning set forth in Section 5.1(b) hereof;

         "Business Day" means a day, other than a Saturday or Sunday, on which commercial banks are not required or authorized to close in the State of New Jersey;

         "Commission and Fee Schedule" shall mean the commission and fee schedule attached as Exhibit A hereto;

         "Dispute" shall have the meaning set forth in Section 8.10 hereof;

         "Exempt Products" shall have the meaning set forth In Section 4.6 hereof;

         "IPP" shall have the meaning set forth in the preamble hereof;

         "IPP Information" shall mean the IPP Intellectual Property and the Joint Retailer List;


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         "IPP Intellectual Property" means all confidential, proprietary, or business-related information of IPP, including, without limitation, the following: (I) Trademarks; (ii) patents, patentable inventions, discoveries, improvements, ideas, know-how, processes and computer programs, software and databases (including source code); (iii) trade secrets and the right to limit the use or disclosure thereof; (iv) copyrights in all works, including software programs and mask works;
         (v) domain names and websites; (vi) business contacts, transactions, contracts, intellectual property, finances, personnel, products and pricing, and client, customer or corporate affairs;

         "IPP's Trademarks" shall mean the Trademarks identified in Exhibit E hereto;

         "Joint Retailer List" shall mean the identity of retailers that utilize the OEM's P05 Devices and which are also PP Payment Centers or Assigned Retailers;

         "Marketed Services" shall have the meaning set forth in the preamble hereof "Marketing Plan" shall mean the marketing plan attached as Exhibit C hereto; "OEM" shall have the meaning set forth in the preamble hereof;

         "OEM Information" shall mean the OEM Intellectual Property and the Joint Retailer List;

         "OEM Intellectual Property" means all confidential, proprietary, or business-related information of the OEM, including, without limitation, the following: (i) Trademarks; (ii) patents, patentable inventions, discoveries, improvements, ideas, know- how, processes and computer programs, software and databases (including source code); (iii) trade secrets and the right to limit the use or disclosure thereof; (iv) copyrights in all works, including software programs and mask works;
         (v) domain names and web sites; (vi) business contacts, transactions, contracts, intellectual property, finances, personnel, products and pricing, and client, customer or corporate affairs;

         "OEM's Trademarks" shall mean the Trademarks identified in Exhibit D hereto;

         "Payment Center" shall have the meaning set forth in the preamble hereof;

         "Payment Center Agreement" shall mean the Payment Center Agreement entered into by PP and IPP Payment Centers, along with all application forms and agreements related thereto, and subject to modification by IPP from time to time;

         "Person" means any Individual, partnership, corporation, trust, association, limited liability company, governmental agency or any other entity;

         "POS Devices" shall have the meaning set forth in the preamble hereof;

         "Services" shall have the meaning set forth in the preamble hereof;

         "Service Level Standards" shall mean the service level standards attached as Exhibit D hereto;

         "Term" shall have the meaning set forth in Section 7.1 hereof;

         "Trademarks" shall mean trademarks and service marks (registered or unregistered) and trade names, and all goodwill associated therewith; and

         "Transaction" shall mean a proposed or completed payment of a bill by a customer using the Marketed Services;


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                                   Article II.

                    REPRESENTATIONS AND WARRANTIES OF THE OEM

The OEM represents and warrants to PP as follows:

Section 2.1. Authority of the OEM. The OEM Is duly organized, validly existing, and in good standing under the corporate laws of its Jurisdiction of formation. The OEM has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by the OEM of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the OEM, and this Agreement constitutes the legal, valid and binding obligation of the OEM enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

                                  Article III.

                      REPRESENTATIONS AND WARRANTIES OF IPP

PP represents and warrants to the OEM as follows:

Section 3.1. Authority of IPP. IPP is duly organized, validly existing, and in good standing under the corporate laws of the State of New Jersey. IPP has full corporate power and authority to execute, deliver and perform this Agreement. The execution, delivery and performance by IPP of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the IPP, and this Agreement constitutes the legal, valid and binding obligation of IPP enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, moratorium, or similar laws from time to time in effect which affect creditors' rights generally, and by legal and equitable limitations on the enforceability of specific remedies.

                                   Article IV.

                   CERTAIN COVENANTS AND AGREEMENTS OF THE OEM

Section 4.1. Responsibilities. During the Term of the Agreement, the OEM shall have the following obligations and responsibilities:

         (a) Integration: develop and execute a technical integration plan, jointly with IPP, designed to seamlessly integrate the Marketed Services with the OEM's P05 Devices, which shall enable, without limitation, the following:

                  i. the programming of devices on the OEM's POS Devices to accept IPP Transactions by displaying of a series of screens with menu choices that permit (i) the selection of a biller, (ii) the entry of a customer account name and number, and (iii) the entry of the amount of a bill to be paid;

                  ii. the transmission of Transaction data to IPP for authorization, and the receipt of an approval code and tracking number from IPP for each such authorized Transaction;


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                  iii.     the receipt from a customer of a form of payment,
                           such as cash, credit card, or debit card;

                  iv. the receipt of confirmation from IPP and/or a third-party payment processor that the total amount of a Transaction has been collected or authorized; and

                  v. the issuance of a printed receipt to a customer in accordance with a standardized format specified by PP.

         (b) Enrollment:

                  i. enable retailers which are part of the OEM's POS Devices to offer the Marketed Services to customers through the OEM's P05 Devices by submitting to IPP a copy of IPP's Payment Center Agreement signed by each Assigned Retailer as well as all fees due to IPP pursuant to the Payment Center Agreement, subject to
                           Section 5.1(b) hereof;

                  ii. arrange for the installation and maintenance of software at each Assigned Retailer that will enable Assigned Retailers to process Transactions on the OEM's POS Devices in connection with the Marketed Services; and

                  iii. train representatives of its Assigned Retailers on the use and operation of the P05 Devices in regards to offering the Marketed Services as well as all policies and procedures with respect to the execution and processing of Transactions in accordance with the IPP training materials provided to the OEM.

         (c) Marketing:

                  i. market and promote IPP's Services as a solution to permit consumer bill payment by through the OEM's POS Devices;

                  ii. define the suggested retail price of the Marketed Services for each Assigned Retailer, and the Transaction fee charged to the customer for certain types of Transactions offered as part of the Marketed Services, subject to the approval of IPP; and implement the terms of the Marketing Plan, including, without limitation, the following:

                           a. working in conjunction with IPP to implement marketing initiatives;

                           b. including IPP in the OEM's public relations, advertising, direct mail, seminars, lecture invitations, public appearances, and trade shows to promote joint services; and

                           c. joining in press releases regarding the role of IPP in the OEM's Network;

         (d) Customer Service: perform other duties and tasks as required by the Service Level Standards;

         (e) Information and Recordkeeping: keep adequate records relating to all Transactions originated through the OEM's POS Devices, respond promptly to any reasonable request for information made by PP which relates in any way to a Transaction, and provide PP with access to its records and personnel which relate in any way to a Transaction.


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         (f) Expenses: pay any and all costs, expenses, and fees incurred by the
OEM in connection with the administration of, and the preparation, execution, delivery and implementation of, this Agreement, the Service Level Standards, and the Marketing Plan.

         (g) Other Services: perform such other services as are ancillary or incidental to the foregoing services and such further services as maybe agreed to from time to time by IPP and the OEM.

Section 4.2. Compliance with, and Amendment of the Marketing Plan and Service Level Standards.

         (a) The OEM shall comply with all of the terms, conditions, and provisions of the Marketing Plan and the Service Level Standards.

         (b) IPP shall provide the OEM with ten (10) days' prior written notice of any proposed amendment of the Marketing Plan or the Service Level Standards. Subject to paragraph (c) below, such amendment or supplement shall become effective at the conclusion of such ten (10) day period.

         (c) Notwithstanding anything to the contrary contained in this Agreement, if any proposed amendment or supplement of the Marketing Plan or the Service Level Standards would materially increase the obligations or liabilities of the OEM, without a concomitant benefit to the OEM, then: the OEM shall have the option to notify IPP that it objects to the proposed form of amendment or supplement to the Marketing Plan or the Service Level Standards, specifying the manner in which such proposed amendment or supplement would materially increase the obligations or liabilities of the OEM; and if prior to the effective date of such proposed amendment or supplement to the Marketing Plan or the Service Level Standards, IPP has not altered such proposed amendment or supplement to avoid a material Increase in the obligations or liabilities of the Company, the OEM by written notice to PP may object to the proposed amendment or supplement, in which event the amendment or supplement shall not become effective against IPP; provided, however, the OEM and IPP agree to use commercially reasonable efforts to adopt an amendment or supplement that comes as close to the terms of the proposed amendment or supplement as is reasonably practicable.

         (d) In the event of a conflict between the terms of this Agreement and the terms of the Marketing Plan or the Service Level Standards, the terms of this Agreement shall govern. -

Section 4.3. Accuracy of Information. The OEM accepts sole responsibility for the accuracy of the transmission of all data to IPP. IPP agrees that, except as expressly set forth in this Agreement, the OEM assumes no liability for the accuracy of the underlying data. Notwithstanding the foregoing, if the OEM becomes aware of any fact which could cause a retailer that utilizes the OEM's P08 Devices to fail to fulfill any of its obligations incurred pursuant to the Payment Center Agreement or a Transaction processed thereunder, then the OEM shall immediately disclose such fact to IPP.

Section 4.4. Confidentiality.

         (a) The OEM shall keep confidential all IPP Information of which it may become aware, whether or not relating to or arising out of this Agreement. The Company shall use all reasonable and prudent efforts to protect and safeguard the IPP Information from misuse, loss, theft, publication or the like and to ensure that the OEM's Agents who receive any of the IPP Information shall do likewise.

         (b) The OEM shall transmit the PP Information only to the OEM's Agents who are actively and directly participating in the performance of the OEM's obligations hereunder, and who are informed of and who have agreed to comply with the terms of this Agreement and who are instructed to make use of the IPP Information only in a manner consistent herewith. The OEM shall be liable for any breach of the terms of this Agreement by such OEM's Agents.


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         (c) Upon the expiration of the Term, or the earlier termination of this
Agreement, the OEM shall immediately return or destroy (and confirm in writing to IPP such fact) the IPP Intellectual Property, including all notes, copies, reproductions, summaries, analyses, or extracts thereof, then In OEM's or the OEM's Agents' possession, excluding this Agreement, and shall not retain any copies, extracts or other reproductions in whole or in part of such material, other than this Agreement. Such return or destruction shall not abrogate the OEM's continuing obligations under this Agreement.

         (d) In the event that the OEM is requested or required (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the IPP Information, the OEM shall provide IPP with prompt written notice so that it may seek a protective order or other appropriate remedy. In the event such protection or other remedy is not obtained, the OEM shall exercise best efforts to obtain assurance that confidential treatment will be accorded to such PP Information.

         (e) Except in connection with the performance of its obligations under this Agreement, the OEM shall not use or disclose the Joint Retailer List without the express written permission of IPP.

Section 4.5. No Raid. During the Term of this Agreement and for two (2) years thereafter, without the prior written consent of PP the OEM shall not attempt to solicit or induce any Payment Center to initiate or continue a business relationship with the OEM or any other Person which could reasonably be expected to terminate or reduce the scope of such Payment Center's relationship with IPP; provided, however, that this Section 4.5 shall not prohibit the OEM from maintaining business relationships with persons or entities who have or had a relationship with IPP provided that such business relationships do not otherwise violate the provisions of this Section 4.5.

Section 4.6. Non-Compete. During the Term of this Agreement, without the prior written consent of IPP, the OEM shall not represent, provide any services related to, or distribute any products or services that are in competition with, the Marketed Services or IPP's Services. The OEM shall also refrain from representing, providing any non-competitive services or distributing any non-competitive products or services for a competitor of IPP, if requested to do so by IPP, provided that IPP's request is reasonable, taking into account all of the facts and circumstances. Notwithstanding the foregoing, the OEM may continue to represent and distribute the following products and services ("Exempt Products") so long as the OEM represents or distributes such products or services as of the effective date of this Agreement:

Section 4.7. Intellectual Property. The OEM acknowledges and agrees that PP is, and IPP or its successors or assigns shall remain, the owner of the IPP Intellectual Property. The OEM shall acquire no ownership interest in the PP Intellectual Property through this Agreement or otherwise and all use by the OEM of the PP Intellectual Property shall inure solely to the benefit of PP. The OEM agrees that it shall:

         (a) cooperate fully with IPP, at IPP's expense, in efforts to obtain, perfect and enforce IPP's rights in the IPP Intellectual Property;

         (b) not, directly or indirectly, contest or assist any other party in contesting the validity or enforceability or IPP's ownership of the PP Intellectual Property;

         (c) not do or permit to be done any action or thing which will in any way impair or damage IPP's rights in and to the IPP Intellectual Property;


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         (d) prior to issuing documents or materials including the IPP
Trademarks, obtain IPP's approval, which approval shall not be unreasonably withheld;

         (e) use the IPP Intellectual Property only in the form and manner approved by IPP or in such other form or manner as approved in advance by IPP which approval shall not be unreasonably withheld; and

         (f) prior to creating or distributing documents or materials including the IPP Intellectual Property or selling products or services embodying the PP Intellectual Property, obtain PP's approval, which approval shall not be unreasonably withheld.

Section 4.8. IPP Materials. Immediately upon the end of the Term of this Agreement, the OEM shall return to PP all advertising, marketing and promotional materials related to PP that are in the OEM's possession. The OEM's right to use such materials or the IPP Trademarks shall cease immediately upon the expiration or termination of this Agreement.

Section 4.9. Fees. In connection with the execution of this Agreement, the OEM may elect to (i) arrange for payment of fees due IPP pursuant to the Payment Center Agreement in accordance with Section 4.1 (b)(1) hereof or (ii) to pay such fees in advance in accordance with the fee schedule set forth in Exhibit A hereto. All fees are subject to change in IPP's sole discretion.

Section 4.10 Communications with Joint Retailers; and Others. The OEM shall not, without the prior written consent of IPP:

         (a) conduct marketing, sales, promotional or similar campaigns directed specifically to, or reasonably calculated to be specifically received by Persons on the Joint User List for a bill payment service;

         (b) refer to IPP in any of its sales, marketing, promotional, or similar literature except as set forth in the Marketing Plan.

                                   Article V.

                     CERTAIN COVENANTS AND AGREEMENTS OF IPP

Section 5.1 Responsibilities. During the Term of the Agreement, IPP shall:

         (a) Integration: develop and execute a technical integration plan, jointly with the OEM, designed to seamlessly integrate the Marketed Services with the OEM's POS Devices, which shall enable, without limitation:

                  i.       the receipt of Transactions from the OEM's P05
                           Devices;

                  ii. the transmission of an electronic authorization code to the OEM's POS Devices for each Transaction; and

                  iii. the transmission of a reconciliation report to the OEM's POS Devices at the conclusion of each processing cycle which includes details of each Transaction as well as the total amount of funds to be collected by IPP from each Assigned Retailer.

         (b) Approval: approve, In its sole discretion, applications submitted pursuant to Section 4.1(b)(1) to enable the offering of the Marketed Services to customers through the OEM's POS Devices (each such approved applicant, an "Assigned Retailer");


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         (c) Processing: For each Assigned Customer and in accordance with the
Payment Center Agreement and IPP's policies and procedures, PP shall process all approved Transactions that are received from the OEM's POS Devices, Including arranging for the debiting of the bank accounts of Assigned Retailers and remitting such funds to the appropriate billers.

         (d) Marketing:

                  i.       implement the terms of the Marketing Plan;

                  ii. support individual OEM promotions that will enhance the usage of the Marketed Services, which may include marketing materials, cooperative advertising, and other marketing incentives;

                  iii. issue press releases regarding material developments in IPP's relationship with the OEM.

         (e) Customer Service: provide customer service for Transactions executed through the OEM's POS Devices in accordance with the Service Level Standards;

         (f) Expenses: pay any and all costs, expenses, and fees incurred by IPP in connection with the administration of, and the preparation, execution, delivery and implementation of, this Agreement, the Service Level Standards, and the Marketing Plan; and

         (g) Other Services: perform such other services as are ancillary or incidental to the foregoing services and such further services as may be agreed to from time to time by PP and the OEM.

Section 5.2. Remuneration. On a calendar monthly basis, IPP shall pay to the OEM a commission based on net Transaction fees received by IPP for Transactions conducted at the Assigned Retailers. The commission schedule is set forth in Exhibit A hereto. The OEM shall be entitled to such remuneration on all Transactions (i) completed during the Term of this Agreement, whether or not the transaction fees were received by, or the remuneration was due from, IPP prior to the end of the Term of this Agreement, and (u) completed subsequent to the Term of this Agreement so long as (a) said transactions occurred at Assigned Retailers obtained by PP through OEM's efforts and services provided during the Term of this Agreement, (b) the OEM maintains a monthly minimum of either 500 Assigned Retailers or 50,000 IPP Transactions conducted at the Assigned Retailers, and (c) this Agreement has not been breached or otherwise terminated for cause pursuant to Section 7.1(b), 7.1(c) or 7.1(d). In the event that IPP elects that all obligations of the parties with respect to the processing of Transactions shall continue for a period in excess of the Term of this Agreement in accordance with Section 7.2 hereof, then the OEM shall also be entitled to remuneration on all Transactions completed during such period.

Section 5.3. Reporting. On a monthly basis, IPP shall provide to the OEM a list of all of its Assigned Retailers and a record of the number IPP Transactions completed at the Assigned Retailers during the monthly period.

Section 5.4. Exempt Products. Without obtaining the prior approval of the OEM, IPP will not offer for sale to any Assigned Retailer any products or services which compete with the Exempt Products.

Section 5.5. System Operation and Modifications. (PP expressly reserves the right to (i) add, remove or sell additional payments, products and services to or from the IPP Services and the Marketed Services at any future date provided that such actions do not conflict with the terms of this Agreement and (ii) to modify its policies and procedures with respect to the processing of Transactions.


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Section 5.6. Accuracy of Information. IPP accepts sole responsibility for the accuracy of the transmission of all data to the OEM. The OEM agrees that, except as expressly set forth in this Agreement, IPP assumes no liability for the accuracy of the underlying data.

Section 5.7. Confidentiality.

         (1) IPP shall keep confidential all OEM Information of which it may become aware, whether or not relating to or arising out of this Agreement. IPP shall use all reasonable and prudent efforts to protect and safeguard the OEM Information from misuse, loss, theft, publication or the like and to ensure that IPP's Agents who receive any of the OEM Information shall do likewise.

         (g) IPP shall transmit the OEM Information only to IPP's Agents who are actively and directly participating in the performance of the IPP's obligations hereunder, and who are informed of and who have agreed to comply with the terms of this Agreement and who are instructed to make use of the IPP Information only in a manner consistent herewith. PP shall be liable for any breach of the terms of this Agreement by IPP's Agents.

         (h) Upon the expiration of the Term, or the earlier termination of this Agreement, IPP shall immediately return or destroy (and confirm in writing to IPP such fact) the OEM Intellectual Property, including all notes, copies, reproductions, summaries, analyses, or extracts thereof, then in IPP's or IPP's Agents' possession, excluding this Agreement, and shall not retain any copies, extracts or other reproductions in whole or in part of such material, other than this Agreement. Such return or destruction shall not abrogate the PP's continuing obligations under this Agreement.

         (i) In the event that IPP is requested or required (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the OEM Information, (PP shall provide the OEM with prompt written notice so that it may seek a protective order or other appropriate remedy. In the event such protection or other remedy is not obtained, IPP shall exercise best efforts to obtain assurance that confidential treatment will be accorded to such OEM Information.

         (j) Except in connection with the performance of its obligations under this Agreement, PP shall not use or disclose the Joint Retailer List without the express written permission of the OEM.

Section 5.8. Intellectual Property. IPP acknowledges and agrees that the OEM is, and the OEM or its successors or assigns shall remain, the owner of the OEM Intellectual Property. IPP shall acquire no ownership interest in the OEM Intellectual Property through this Agreement or otherwise and all use by IPP of the OEM Intellectual Property shall inure solely to the benefit of the OEM. IPP agrees that it shall:

         (a) cooperate fully with the OEM, at the OEM's expense, in efforts to obtain, perfect and enforce the OEM's rights in the OEM Intellectual Property;

         (b) not, directly or indirectly, contest or assist any other party in contesting the validity or enforceability of the OEM's ownership of the OEM Intellectual Property;

         (c) not do or permit to be done any action or thing which will in any way impair or damage the OEM's rights in and to the OEM Intellectual Property;

         (d) prior to issuing documents or materials including the OEM Trademarks, obtain the OEM's approval, which approval shall not be unreasonably withheld;


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         (e) use the OEM Intellectual Property only in the form and manner approved by the OEM or in such other form or manner as approved in advance by the OEM which approval shall not be unreasonably withheld; and

         (h) prior to creating or distributing documents or materials including the OEM Intellectual Property or selling products or services embodying the OEM Intellectual Property, obtain the OEM's approval, which approval shall not be unreasonably withheld.

Section 5.9. No Raid. During the Term of this Agreement and for two (2) years thereafter, without the prior written consent of the OEM, PP shall not solicit or induce or attempt to solicit or induce any Assigned Retailer to initiate or continue a business relationship with IPP or any other Person which could reasonably be expected to terminate reduce the scope of such Assigned Retailer's relationship with the OEM; provided, however, that this Section 5.9 shall not prohibit the IPP from maintaining business relationships with persons or entities who have or have had a relationship with IPP provided that such business relationships do not otherwise violate the provisions of this Section 5.9.

Section 5.10 Communications with Joint Retailers; and Others. IPP shall not, without the prior written consent of OEM:

         (a) conduct marketing, sales, promotional or similar campaigns directed specifically to, or reasonably calculated to be specifically received by Persons on the Joint User List for a point of sale based financial services processor, except in connection with the offering of the Marketed Services or PP's Services; or

         (b) refer to the OEM in any of its sales, marketing, promotional, or similar literature except as set forth in the Marketing Plan.

                                   Article VI.

                                  LICENSE GRANT

Section 6.1 OEM Grant. Subject to the terms of this Agreement, the OEM grants IPP a limited, non-exclusive license during the Term to: (A) use the OEM's Trademarks identified in Exhibit D on marketing materials In connection with the joint promotion of the Marketed Services as further detailed in the Marketing Plan. All use of the OEM's Trademarks hereunder shall inure to the benefit of the OEM. As between PP and the OEM, the OEM owns exclusively all right, title and interest in and to the OEM's Trademarks throughout the world in perpetuity.

Section 6.2 IPP Grant. Subject to the terms of this Agreement, IPP grants the OEM a limited, non-exclusive license during the Term to: (A) use PP's Trademarks identified in Exhibit E on marketing materials in connection with the joint promotion of the Marketed Services as further detailed in the Marketing Plan. All use of the IPP's Trademarks hereunder shall inure to the benefit of IPP. As between IPP and the OEM, IPP owns exclusively all right, title and interest in and to IPP's Trademarks throughout the world in perpetuity.

                                  Article VII.

                                   TERMINATION

Section 7.1. Termination. Unless terminated earlier pursuant to the terms of this Agreement, the term of this Agreement shall be for two (2) years from the date hereof, and shall automatically renew for successive one year terms thereafter, unless terminated by either party upon written notice to the other


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party at least ninety (90) calendar days prior to the end of the then expiring term (the "Term"). This agreement and the transactions contemplated hereby may be terminated in any of the following ways prior to the end of the Term:

         (a) by the mutual written consent of PP and the OEM;

         (b) by either party, if (I) any proceeding is commenced or any petition is filed seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect in respect of the other party, or (fl) a receiver, trustee, custodian, sequestrator, conservator or similar official is appointed for the other party;

         (c) by IPP, if in IPP's sole discretion, (i) the OEM ceases to conduct its operations in the normal course of business;

                  (ii) the OEM does not fulfill its obligations under Article IV of this Agreement, including complying with the Service Level Standards and the terms of the Marketing Plan; or

         (d) by either party, upon thirty (30) days written notice if the other party to this Agreement breaches any term of this Agreement and fails to cure such breach in such 30-day period.

Section 7.2 Effect of Termination. Upon the expiration of the Term, including in the event this agreement is terminated pursuant to Section 7.1 o all further obligations of the parties hereunder shall terminate, except for the obligations set forth in Sections 4.4, 4.5, 4.6, 4.8, 5.7, 5.9 and this Section 7.2, and except that nothing in this Section 7.2 shall relieve any party hereto of any liability for breach of any of the covenants, agreements, representations, or warranties contained in this Agreement prior to such termination. Notwithstanding the foregoing, upon termination of this agreement PP shall have the right to elect all obligations of the parties with respect to the processing of Transactions at then-existing Assigned Retailers, including PP's obligation to pay the OEM commissions on such Transactions in accordance with Section 5.2, shall continue for a period of to two years.

                                  Article VIII.

                                  MISCELLANEOUS

Section 8.1. Set-Off. Notwithstanding the terms of Section 5.2 hereof or anything else contained in this Agreement and in addition to other remedies contained in Section 8.13 hereof, PP shall have the right to withhold any payments owed to the under this Agreement, upon thirty (30) days written notice if PP reasonably determines that the OEM has breached the terms this Agreement and the OEM has failed to cure such breach in such 30-day period. IPP shall have the right to continue to withhold payment until all such breaches are cured or waived. Any amounts previously withheld pursuant to this Section 8.1 shall be paid to the VAR when the breaches are cured or waived.

Section 8.2. Assignment and Parties in Interest

         (a) Neither this Agreement nor any of the rights, duties, or obligations of any party hereunder may be assigned or delegated (by operation of law or otherwise) by either party hereto except with the prior written consent the other party hereto, which consent shall not be unreasonably withheld.

         (b) This Agreement shall not confer any rights or remedies upon any person or entity other than the parties hereto their respective permitted successors and assigns.

Section 8.3. Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Section 8.4. Paragraph and Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

Section 8.5. Notices.

         (a) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered mail or certified mail, postage prepaid:

                  (i) if to IPP, at 22 Riverview Drive, Wayne, NJ 07470 (facsimile (973) 696.5866), marked for the attention of the General Counsel, or at such other address as PP might have furnished in writing, or

                  (ii) if to the OEM, at _________________________ (facsimile), marked for the attention of __________ or at such other address as the OEM might have furnished in writing.

         (b) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile1 on the date of such delivery or if not a Business Day on the next succeeding Business Day; if sent by pre-paid, next day courier service on the first Business Day following the date of such mailing; and if mailed by registered or certified mail, on the third Business Day after the date of such mailing.

Section 8.6. Successors and Assigns. This Agreement shall Inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties.

Section 8.7. Entire Agreement, Amendment and Waiver. This Agreement constitutes the entire understandings of the parties hereto and supersedes all prior agreement or understandings of the parties hereto with respect to the subject matter hereof. This Agreement may be amended, and the observance of any term of this Agreement may be waived with (and only with) the written consent of each of IPP and the OEM.

Section 8.8. Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not effect the remaining provisions of this Agreement which shall remain in full force and effect.

Section 8.9. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

Section 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to conflicts of laws principles thereof. With respect to any dispute, controversy or claim arising out of or relating to this Agreement or its breach, interpretation, termination, or validity (each, a "Dispute"), IPP and the OEM hereby consent to the exclusive jurisdiction of the state and federal courts of New Jersey and further consent that any process or notice of motion or any application to any such court may be served outside of New Jersey, certified mail, return receipt requested.

Section 8.11. LIMITATION OF LIABILITY. THE LIABILITY OF IPP TO THE OEM OR ANY THIRD PARTY FOR DAMAGES ARISING OUT OF OR IN CONNECTION WITH IPP SERVICES, THE MARKETED SERVICES, OR THIS AGREEMENT SHALL BE EXPRESSLY LIMITED TO THE FACE VALUE OF ANY APPLICABLE TRANSACTION. IN NO EVENT SHALL PP BE LIABLE FOR LOST

PROFITS OR SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES HOWEVER ARISING, INCLUDING THROUGH THE NEGLIGENCE OF IPP, ITS PARENT, SUBSIDIARIES, AFFILIATES, OFFICERS, DIRECTORS OR EMPLOYEES.

Section 8.12. Indemnification. The OEM agrees to indemnify and hold IPP, its parent, subsidiaries, affiliates, officers, directors and employees harmless from any claim or demand (including attorneys' fees) made or incurred by any third party due to or arising out of the OEM's breach of this Agreement, or the OEM's violation of any law or the rights of a third party relating to the use of IPP Services or the Marketed Services.

Section 8.13. Specific Performance and Attorney's Fees. OEM agrees that the services rendered to IPP pursuant to this Agreement are of a special and unique character and hence IPP cannot be reasonably or adequately compensated in monetary damages for any breach of this agreement. Without limiting or waiving in any respect any rights or remedies of IPP under this Agreement now or hereinafter existing at law or in equity or by statute, IPP shall be entitled to seek specific performance of the obligations to be performed by the OEM in accordance with the provisions of this Agreement, as well as an award of all reasonable counsel fees incurred to prevent a breach and to secure enforcement hereof.

Section 8.14. Relationship of Parties. The OEM is an independent contractor rather than an employee, and will be treated as such for federal, state or local tax purposes with respect to services rendered under this Agreement. IPP shall not withhold income taxes, social security taxes, disability, workers compensation or unemployment insurance payments, or any other assessments or taxes from any commissions earned by the OEM. It is understood that the OEM and the OEM's Agents are in no way the legal representatives or agents of IPP for any purpose and have no right or authority to assume or create, in writing or otherwise, any obligation of any kind expressed or otherwise in the name or on behalf of IPP. IPP reserves the right to determine in its sole discretion the acceptability of any transaction or any condition proposed by any Assigned Retailer.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers hereunto duly authorized, all as of the day and year first above written.

         PP of America, Inc.
         By:
         OEM:
         By:
         Name: Alex Cooper
         Title: Vice President

         Name:
         Title:
         IPP of America, Inc. o 22 Riverview Drive o Wayne, NJ 07470
         Initial

         MORGAN BEAUMONT IN PERSON PAYMENT

         Distributor Commission Schedule

         A. For certain Payment Transactions, the Morgan Beaumont in conjunction with the Assigned Retailer may set the retail transaction fee between $1.00 and $5.00, subject to the approval of Morgan Beaumont. On a calendar monthly basis, Morgan Beaumont shall pay the Distributor a commission based on net transaction fees received by Morgan Beaumont for transactions conducted at the Assigned Retailers in accordance with the following rate schedule:

         Retailer Distributor
         Monthly Volume Commission
         0-99 payments 25% 6%' --2j
         100--299 30% 6%
         300--999 40% 6% ,
         1,000-- 1,999 50% 6% ( The
         2,000 + 55% 6% )

         B. For certain Payment Transactions, only Morgan Beaumont can set the retail Transaction fee. In such cases, the Distributor shall receive $0.15 for each Transaction. The Assigned Retailer shall receive $0.50. Morgan Beaumont shall receive the remainder. Following are some examples.

         Transaction Fee Retailer Distributor
         Charged by Assigned Retailer Commission
         $5.00 or higher $1.50 6%
         $3.95 or higher $1.50 6% ,...
         $2.00 or higher $1.00 . 6%
         $1.50 or higher $0.50 6% (, L..\ 7o
         $1.00 or higher $0.25 6%

         C. For Stored Value Load Transactions, Morgan Beaumont will establish the load price that has been negotiated with the Card Processor. The Distributor shall receive commissions based on the following.

         Transaction Fee Retailer Distributor
         Charged by Assigned Retailer Commission
         $4.95 $3.00 $0.15 ....,. )4A- B
         $3.95 $3.00 $0.05 -
         Fee Schedule for Retail Locations
         Product Version Services Distributor Price Suggested Sell Price
         Morgan Beaumont Blue Wireless Payments $299 N $699
         Wireless Coupons "\.
         Prepaid MasterCard Loads
         Dish/Direct TV Payments
         Morgan Beaumont Gold All the above $399 pcLA12 $799 Regional Electric, Water, Gas, Cable, Telecom, Credit Card Payments 1.
         Morgan Beaumont charges all online agents a $4.95 monthly service fee..

                                    EXHIBIT A
                           COMMISSION AND FEE SCHEDULE
                               IN-PERSON PAYMENTS

         ELECTRONIC PAYMENT SPECIALISTS

         Commission Schedule

         A. For certain Payment Transactions, the OEM in conjunction with the Assigned Retailer may set the retail transaction fee between $1.00 and $5.00, subject to the approval of IPP. On a calendar monthly basis, IPP shall pay the VAR a commission based on net transaction fees received by IPP for transactions conducted at the Assigned Retailers in accordance with the following rate schedule:

         Retailer OEM
         Monthly Volume Commission
         0-99 payments 25% 10%
         100--299 30% 10%
         300--999 40% 10%
         1,000--1,999 50% 10%
         2,000 + 55% 10%

         B. For certain Payment Transactions, only PP can set the retail Transaction fee. In such cases, the OEM shall receive $0.25 for each Transaction. The Assigned Retailer shall receive $0.50. PP shall receive the remainder. Following are some examples.

         Transaction Fee Retailer OEM
         Charged by Assigned Retailer Commission
         $5.OO or higher Wi O{ $1.50 10%
         $3.95 or higher $1.50 10%
         $2.00 or higher $1.00 10%
         $1.50 or higher $0.50 10%
         $1.00 or higher $0.25 10%

         C. For Commissions on the sale of prepaid wireless electronic coupons sold through IPP Online ("EPIN Coupons") shall be paid at the rate of 1% of the face value of EPIN Coupons sold at the Assigned Retailers.

         Fee Schedule

         Product Version Services OEM Price OEM Prepaid Price
         IPPOnline Blue Wireless Payments $199 $99
         Wireless Coupons
         Prepaid MasterCard Loads
         Dish/Direct TV Payments
         IPPOnline Gold All of the above $299 $199
         Regional Electric, Water, Gas, Cable,
         Telecom, Credit Card Payments
         OEM may purchase
         IPP charges all online agents a $4.95 monthly service fee.

                                    EXHIBIT B
                             SERVICE LEVEL STANDARDS

         IN-PERSON PAYMENTS ELECTRONIC PAYMENT SPECIALISTS

                                 MARKETING PLAN
                               IN-PERSON PAYMENTS
                         ELECTRONIC PAYMENT SPECIALISTS

                                OEM'S TRADEMARKS
                               IN-PERSON PAYMENTS
                         ELECTRONIC PAYMENT SPECIALISTS

                                IPP'S TRADEMARKS
                               IN-PERSON PAYMENTS
                         ELECTRONIC PAYMENT SPECIALISTS